UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):September 8, 2023

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 S. Hoover Blvd., Suite 210 Tampa, Florida 33609
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	OMEX	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2023, the Compensation Committee of the Board of Directors of Odyssey Marine Exploration, Inc. (“Odyssey”) approved the 2023 Special Bonus Plan (the “Bonus Plan”) for Odyssey’s full-time employees, including the chief executive officer and the other named executive officers, who meet the eligibility requirements set forth in the Bonus Plan. The Bonus Plan was approved in lieu of a traditional cash annual incentive plan for employees for 2023 in recognition of the significant dedication, work and sacrifice of Odyssey’s employees (including eligible employees under the Bonus Plan) to achieve a positive outcome for Odyssey with respect to Exploraciones Oceánicas S. de R.L. de C.V. (“ExO”), to continue to achieve success in other areas of the business with limited resources, and to incentivize the team to continue its efforts to maximize any monetary outcome with respect to ExO.

Pursuant to the Bonus Plan, individuals who are employed by Odyssey for the full year ending December 31, 2023, or whose employment or separation agreements indicate their eligibility to participate in the Bonus Plan, will be entitled to a one-time special cash bonus payment (a “Special Bonus”) if Odyssey profits significantly from its ownership of ExO, including pursuant to an award in the NAFTA arbitration case by Odyssey and ExO pending against the United States of Mexico. Any Special Bonus will be payable by Odyssey only if all of the following conditions are met within specified timeframes:

•

either (a) the tribunal in the pending arbitration issues a decision in favor of and a monetary award to Odyssey and/or ExO (an “Award”); or (b) Odyssey enters into an agreement pursuant to which Odyssey is entitled to receive a monetary payment (a “Settlement”) relating to ExO or its mineral licenses; and

•

Odyssey receives cash payments from any combination of (a) a dividend or distribution resulting from an Award or Settlement based on its indirect ownership interest in ExO; (b) an Award or Settlement, or any agreement to monetize an Award; or (c) repayment of certain promissory notes issued by or relating to ExO; and

•

the aggregate net cash payments received by Odyssey, after payment of or reservation of cash for all legal and other expenses, including litigation financing for the Arbitration, and all of ExO’s outstanding liabilities, equal at least $10 million. Odyssey has estimated that the amount of a monetary award or settlement amount would need to be at least $200 million for this condition to be satisfied.

If the Special Bonus conditions are satisfied, a Special Bonus will be payable to each eligible employee within 60 days of Odyssey’s receipt of the cash payments. The amount of the Special Bonus payments will be based on the amount of the net cash payment amount received by Odyssey. The Bonus Plan provides for various bonus pool amounts and percentages of each eligible employee’s salary based upon the amount of net cash payments received, and range from a pro rata share of an aggregate bonus pool of $750,000 if the net payments to Odyssey equal at least $10 million, to an amount equal to up to 40% of each eligible employee’s salary if the net payments to Odyssey equal at least $50 million, to a maximum amount equal to up to 250% of each eligible employee’s salary if the net payments to Odyssey equal at least $400 million. At each payment level, the aggregate Special Bonus paid would equal approximately 2% or less of the net proceeds received by Odyssey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: September 8, 2023	By:	/s/ Mark D. Gordon
Mark D. Gordon
Chief Executive Officer